EXHIBIT 23





The Board of Directors
Meridian Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 33-45562), Form S-3 (Registration No. 33-35228), Form S-3 (Registration No. 2-94325), Form S-3 (Registration No. 33-58690), Form S-8 (Registration No. 33-40616), Form S-8 (Registration No. 33-12292) and Form S-4 (Registration No. 33-52703) of Meridian Bancorp, Inc. of our report dated January 19, 1994 relating to the consolidated balance sheets of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Meridian Bancorp, Inc.

                              KPMG Peat Marwick


March 22, 1994